Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Stacey Karshin (717) 291-2739
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports first quarter net income of $49.5 million, or $0.28 per share

(April 17, 2018) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $49.5 million, or $0.28 per diluted share, for the first quarter of 2018.
"Despite a seasonally weaker first quarter in terms of growth, our financial results benefited from a favorable interest rate environment, stable credit conditions, and  a reduction in non-interest expenses,” said E. Philip Wenger, Chairman and CEO. “After declining in 2017, our commercial loan pipeline increased in the first quarter, and with a continued favorable interest rate environment, we remain optimistic that we can create meaningful earnings growth in 2018.”

Net income per diluted share increased 47.4% in comparison to the $0.19 reported for the fourth quarter of 2017 and 12.0% from the first quarter of 2017. Results for the fourth quarter of 2017 included a $15.6 million, or $0.09 per diluted share, charge for the re-measurement of net deferred tax assets (“Tax Charge”) resulting from the new 21% federal corporate income tax rate established by the Tax Cuts and Jobs Act enacted in December 2017.

Balance Sheet
Total average assets for the first quarter of 2018 were $19.9 billion, a decrease of $196.5 million from the fourth quarter of 2017. Average loans, net of unearned income, increased $100.8 million, or 0.6%, in comparison to the fourth quarter of 2017. Average loans and yields, by type, for the first quarter of 2018 in comparison to the fourth quarter of 2017 are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2018		December 31, 2017		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,305,821	4.16%	$6,232,674	4.09%	$73,147	1.2%
Commercial - industrial, financial, and agricultural	4,288,634	4.15%	4,263,199	4.05%	25,435	0.6%
Real estate - residential mortgage	1,958,505	3.85%	1,926,067	3.83%	32,438	1.7%
Real estate - home equity	1,538,974	4.65%	1,560,713	4.52%	(21,739)	(1.4)%
Real estate - construction	984,242	4.22%	1,004,166	4.27%	(19,924)	(2.0)%
Consumer	315,927	4.67%	312,320	4.75%	3,607	1.2%
Leasing	260,780	4.53%	253,340	4.48%	7,440	2.9%
Other	8,149	N/A	7,706	N/A	443	5.7%
Total Average Loans, net of unearned income	$15,661,032	4.19%	$15,560,185	4.14%	$100,847	0.6%

(1) Presented on a fully-taxable equivalent basis using a 21% and 35% Federal tax rate and statutory interest expense disallowances for the three months ended March 31, 2018 and December 31, 2017, respectively.

Total average liabilities decreased $184.1 million, or 1.0%, from the fourth quarter of 2017, while average deposits decreased $636.5 million, or 4.0%. Average deposits and interest rates, by type, for the first quarter of 2018 in comparison to the fourth quarter of 2017 are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2018		December 31, 2017		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,246,168	—%	4,454,456	—%	$(208,288)	(4.7)%
Interest-bearing demand	3,958,894	0.41%	4,037,879	0.40%	(78,985)	(2.0)%
Savings and money market deposits	4,494,445	0.39%	4,752,337	0.38%	(257,892)	(5.4)%
Total average demand and savings	12,699,507	0.27%	13,244,672	0.26%	(545,165)	(4.1)%
Brokered deposits	74,026	1.51%	105,135	1.27%	(31,109)	—%
Time deposits	2,646,779	1.20%	2,706,982	1.18%	(60,203)	(2.2)%
Total Average Deposits	$15,420,312	0.43%	$16,056,789	0.42%	$(636,477)	(4.0)%

Asset Quality
Non-performing assets were $145.4 million, or 0.73% of total assets, at March 31, 2018, compared to $144.6 million, or 0.72% of total assets, at December 31, 2017 and $143.4 million, or 0.75% of total assets, at March 31, 2017.
Annualized net charge-offs for the quarter ended March 31, 2018 were 0.10% of total average loans compared to 0.14% and 0.09% for the quarters ended December 31, 2017 and March 31, 2017, respectively. The allowance for credit losses as a percentage of non-performing loans was 131% at March 31, 2018, unchanged from December 31, 2017 and March 31, 2017.
During the first quarter of 2018, Fulton recorded a $4.0 million provision for credit losses, compared to $6.7 million in the fourth quarter of 2017.

Net Interest Income and Margin
Net interest income for the first quarter of 2018 was $151.3 million, an increase of $1.9 million, or 1.3%, from the fourth quarter of 2017, driven by a six basis point increase in the net interest margin, to 3.35%. The improvement in the net interest margin resulted from a ten basis point increase in the average yield on interest-earning assets outpacing the four basis point increase in the average cost of interest-bearing liabilities.

Non-interest Income
Non-interest income in the first quarter of 2018, excluding investment securities gains, was $45.9 million, a decrease of $9.2 million, or 16.7%, in comparison to the fourth quarter of 2017. During the fourth quarter of 2017, a $5.1 million net gain was recognized upon the settlement of litigation. For the first quarter of 2018, other service charges and fees decreased $2.4 million, or 17.4%, due primarily to lower commercial loan interest rate swap fees and seasonal decreases in debit card fee income. Gains on sales of Small Business Administration loans and mortgage banking revenues also experienced seasonal declines.
Gains on sales of investment securities for the first quarter of 2018 were $19 thousand, a decrease of $1.9 million in comparison to the fourth quarter of 2017.

Non-interest Expense
Non-interest expense was $136.7 million in the first quarter of 2018, a decrease of $1.8 million, or 1.3%, compared to the fourth quarter of 2017. Excluding the amortization of tax credit investments, which decreased $1.7 million, and a $3.4 million write-off of certain accumulated capital expenditures in the fourth quarter of 2017, non-interest expense increased $3.3 million, or 2.5%, in the first quarter of 2018. This increase was primarily driven by a $2.3 million increase in salaries and benefits expense largely due to seasonal increases in payroll taxes, a $1.2 million increase in professional fees, driven by additional legal fees, a $1.1 million seasonal increase in occupancy expenses resulting from snow removal and utilities costs and approximately $0.8 million related to anticipated branch closure costs, partially offset by a decrease in FDIC insurance expense.

Income Tax Expense
The effective income tax rate for the first quarter of 2018 was 12.5%, as compared to 44.4% for the fourth quarter of 2017. Excluding the impact of the Tax Charge, the effective tax rate for the fourth quarter of 2017 would have been 18.9%. Based on the new corporate income tax rates effective January 1, 2018, Fulton’s effective tax rate in 2018 and future years is expected to be substantially lower than in 2017 and in prior years.
Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and

"Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.